UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OXFORD RESOURCE PARTNERS, LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 1, 2014

Dear Fellow Unitholders:

As you well know, our partnership has faced multiple challenges over the past three years. These challenges have had an adverse effect on Oxford and have contributed to a precipitous decline in the market value of our units and the elimination of cash distributions to our unitholders.

Your Board and management team have worked tirelessly to structure and implement a plan to restructure Oxford in a way that we believe will stabilize the partnership and allow it to resume distributions. Our plan is a multi-step process that will require your approval.

I am writing to ask for your support for the series of transactions that will be considered at the special meeting.

It is worthwhile to note that, since the time of our announcement of the results of our efforts to restructure Oxford, the market value of our publicly traded units has increased significantly.

I ask you to vote the enclosed proxy card FOR all proposals. In addition to voting by mail, we have made arrangements for telephone and internet voting. Just follow the instructions on the proxy,

Please keep in mind that our proposals require the approval of our public unitholders by a majority vote FOR the proposals. Therefore, not voting will have the same effect as voting AGAINST the restructuring plan proposals.

Enclosed is the Oxford Resource Partners proxy statement which clearly details the proposals that we are asking you to vote upon and support and why these transactions have been unanimously approved by your Board including the independent directors.

Sincerely,

Charles C. Ungurean

President and CEO

Oxford Resources GP, LLC